Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-227111 of our report dated March 15, 2018 (August 29, 2018, as to the effects of the segment change discussed in Note 17) (which report express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to fresh-start reporting), relating to the financial statements of Tidewater Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas

October 15, 2018